Exhibit 10.1

March 6, 2014

Mr. Nick Virca

President and CEO, HedgePath Pharmaceuticals, Inc.

nvirca@hedgepathpharma.com

Dear Nick:

Amendment No. 2 to Supply and License Agreement

We refer to the supply and license agreement dated, September 3, 2013, between Mayne Pharma International Pty Ltd and HedgePath Pharmaceuticals, Inc., as amended (Agreement). For due and valuable consideration, the receipt and sufficiency of which each party acknowledges, and in accordance with clause 26.8 of the Agreement, the parties agree to amend the Agreement, as set out below.

AMENDMENT

1.	Commencement of this amendment

This amendment (Amendment No. 2) takes effect from the date the same is mutually executed by the parties (Date of Amendment No. 2), and is supplementary to and shall be read in conjunction with the Agreement. In the case of any inconsistency between the terms and provisions of the Agreement and the terms and provisions of this Amendment No. 1, the terms of this Amendment No. 2 shall govern.

2.	Definitions and interpretation

a.	Except to the extent expressly provided otherwise in this Amendment No. 2, terms and expressions defined in the Agreement have the same meaning in this Amendment No. 2, and references to clauses are references to clauses in the Agreement.

b.	The parties agree to extend the Condition Date to 31 March 2014, as that date may be further extended:

i.	by agreement of the parties in writing; or

ii.	by Mayne Pharma in its discretion by notice to HPPI if the Conditions have not been satisfied by the then current Condition Date.

3.	Initial contribution by Mayne Pharma to third party development expenses

The parties acknowledge that HPPI has not yet sought reimbursement of any third party expenses under section 3 of Amendment No 1. HPPI agrees to use reasonable efforts to progress the conduct of the activities set out in, and in accordance with, the Development Plan, promptly after the Date of Amendment No.2 and to seek reimbursement of relevant amounts from Mayne Pharma in accordance with section 3 of Amendment No 1 and subject to sections 4 and 5 of Amendment No 1.

4.	Equity raising

Mayne Pharma acknowledges that warrants may be issued in connection with the equity raising in item 1.2 of Schedule 2, provided that:

a.	Mayne Pharma is issued warrants on equivalent terms; and

b.	if Mayne Pharma elects to exercise such warrants, Mayne Pharma is able to maintain a holding of at least 30% of the issued and outstanding shares of capital stock on an as fully converted, fully diluted basis following the equity raising in item 1.2 of Schedule 2 (including as a result of any dilution which may result because of the stock reserved pursuant to any other issued warrants and the EIP as set out in Schedule 8).

5.	Agreements on Transfers and Holding of Equity

The parties agree to amend Condition in item 1.3 of Schedule 2 of the Agreement so that, in addition to what is already contemplated:

a.	Frank E. O’Donnell is also a party to the required agreement;

b.	if Frank E. O’Donnell or Jr or Nicholas J. Virca proposed to divest of any rights in HPPI (including by sale of any capital stock, options or warrants), Mayne Pharma will have a first right of refusal to acquire such rights; and

c.	if HPPI does not:

i.	submit a complete Investigational New Drug (IND) application to the FDA for the Product for at least one indication in the Field and commence dosing patients in at least two phase II or phase II/III clinical trials across at least two indications in the Field by March 31, 2015; or

ii.	submit an application for a new NDA to the FDA for at least one indication by March 31, 2016,

then Mayne Pharma may, by notice with immediate effect, require the resignation of each or both of Frank E. O’Donnell, Jr and Nicholas J. Virca from HPPI’s board of directors, in which case:

iii.	each of Hedgepath LLC, Frank E. O’Donnell, Jnr or Nicholas J. Virca forfeit all unvested warrants and options in HPPI; and

iv.	Mayne Pharma has the option to acquire from any of Frank E. O’Donnell, Jnr or Nicholas J. Virca all of his capital stock in HPPI at the open market price at that time; and

v.	no severance or other ex gratia payments shall be due to Frank E. O’Donnell, Jnr or Nicholas J. Virca.

6.	Board positions

Any replacement to Frank E. O’Donnell, Jnr or Nicholas J. Virca to the board of HPPI must be appointed with the unanimous approval of all remaining board members.

7.	Development program

Mayne Pharma waives its right to require satisfaction of the Condition referred to in item 1.6 of Schedule 2.

8.	Stamp duty

HPPI shall be responsible for and pay any stamp duty assessed or charged in respect of this Amendment No. 2.

9.	Confirmation of the Agreement

Subject only to this Amendment No. 2, the parties confirm the terms and conditions of the Agreement in all other respects.

10.	Representations of the parties

Each party represents and warrants, with effect the Date of Amendment No. 2, that:

a.	it is a corporation organised and validly existing under the laws of its jurisdiction of incorporation and has the legal capacity and authority to enter the Agreement (as amended) and perform its obligations under the Agreement (as amended); and

b.	this Agreement (as amended) is a valid and binding obligation of that party enforceable in accordance with its terms, and it will not become a party to any agreement in conflict with this Agreement (as amended).

11.	Counterparts

This Amendment No. 2 may be executed in counterparts, including electronic counterparts. All executed counterparts constitute one document. Delivery of an executed signature page of this Amendment No. 2 by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

Please indicate your agreement with the above by countersigning this Amendment No. 2 below.

Sincerely

/s/ Scott Richards

Scott Richards

CEO, Mayne Pharma International Pty Ltd

scott.richards@maynepharma.com

Date: March 6, 2014

Accepted and agreed by HedgePath Pharmaceuticals, Inc.

/s/ Nicholas J. Virca Nicholas J. Virca President and CEO

Date:

[Signature Page to Amendment No. 2 to Supply and License Agreement]

4